Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of January 1, 2006 by and between the Sigma-Aldrich Corporation, a Delaware corporation (“Company”) and David Harvey (“Chairman”).

WHEREAS, Chairman and the Company previously entered into an Executive Employment Agreement dated January 1, 2003, which the parties have agreed shall terminate as of December 31, 2005 and shall not be extended in accordance with Section 2.4(a) thereof; and

WHEREAS, Chairman desires to serve as the Chairman of the Company and in exchange for the protection and other consideration set forth in this Agreement, is willing to give the Company, under certain circumstances, his covenant not to compete, and the Company desires to so employ Chairman.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the Company and Chairman hereby agree as follows:

ARTICLE I

Definitions

1.1	Definitions. As used herein, the following terms shall have the following meanings.

(a)	“Board” means the board of directors of the Company.

(b)	“Cause” means (i) engaging by Chairman in willful misconduct which is materially injurious to Company; (ii) conviction of Chairman by a court of competent jurisdiction of, or entry of a plea of nolo contendere with respect to a felony; (iii) engaging by Chairman in fraud, material dishonesty or gross misconduct in connection with the business of Company; (iv) engaging by Chairman in any act of moral turpitude reasonably likely to materially and adversely affect Company or its business; or (v) Chairman’s current chronic abuse of or dependency on alcohol or drugs (illicit or otherwise).

(c)	“Confidential Information” as used in Sections 2.5, 2.6 and 2.7 of this Agreement, shall mean all technical and business information of the Company, or which is learned or acquired by the Company from others with whom the Company has a business relationship in which, and as a result of which, similar information is revealed to the Company, whether patentable or not, which is of a confidential, trade secret and/or proprietary character and which is either developed by Chairman (alone or with others) or to which Chairman shall have had access during his employment. Confidential Information shall include (among other things) all confidential data, designs, plans, notes, memoranda, work sheets, formulas, processes, and Customer and supplier lists.

(d)	“Customer” means any Person or entity to whom the Company has sold any products (i) in the case of on-going employment, during the twenty-four (24) calendar months immediately preceding any dispute under Section 2.6 of this Agreement, and, (ii) in the case of the employment having ended, the twenty-four (24) calendar months preceding Chairman’s termination of employment.

(e)	“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

(f)	“Potential Customer” shall mean any Person or entity who, during the applicable twenty-four (24) month period described above in Section 1.1(d) of this Agreement, has (i) been involved in discussions or negotiations with the Company for products sold by the Company; (ii) initiated contact with the Company in order to obtain information regarding products sold by the Company; (iii) been the subject of repeated personal contacts by Chairman and/or any other Company employee for purposes of soliciting business for the Company; or (d) been the subject of the Company’s efforts to gather, learn or evaluate information which may help the Company obtain any future order from such Person or entity.

ARTICLE II

Employment

2.1	Employment. Company agrees to continue to employ Chairman and Chairman hereby accepts such employment with the Company, upon the terms and conditions set forth in this Agreement, for the period beginning on January 1, 2006 (“Start Date”) and ending as provided in Section 2.4 of this Agreement (the “Employment Period”). Notwithstanding anything herein to the contrary, the Executive Employment Agreement between the parties dated January 1, 2003 shall continue in effect until December 31, 2005 and shall terminate at 11:59 p.m. on such date and be of no further force or effect, and, thereafter, Chairman shall not be entitled to any severance or other further payments or benefits thereunder (other than accrued but unpaid salary and the options, restricted stock and performance bonus granted in accordance with Section 2.3(d) and (e) thereof, in accordance with the terms of such grant).

2.2	Position and Duties.

(a)	Commencing on the Start Date and continuing during the Employment Period, Chairman shall serve as Chairman of the Company or in such other capacity as the Board may determine. As Chairman of the Company, Chairman shall preside at all meetings of the Board and shareholders at which he is present and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him by the Board.

(b)	Chairman shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company. The Chairman shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. In the performance of his duties hereunder, Chairman shall at all times report and be subject to the lawful direction of the Board and perform his duties hereunder subject to and in accordance with the resolutions or any other determinations of the Board and the certificate of incorporation and by-laws of the Company and applicable law. During the Employment Period, Chairman shall not become an employee of any Person or entity other than the Company. This section shall not be construed to prohibit Chairman from serving on the board of directors of one or more other entities (with the consent of the Board in the case of a for-profit entity) or from investing in a business to the extent consistent with the provisions of Section 2.6(a).

2.3	Base Salary and Benefits.

(a)	Subject to the terms of this Agreement, in consideration of Chairman’s agreements contained herein, for the period beginning January 1, 2006, Chairman’s base salary shall be $250,000.00 per annum (“Base Salary”), which shall be payable in semi-monthly or other agreed-upon equal installments during the year and shall be subject to deductions for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes. In addition to the Base Salary, Chairman shall be entitled, during the Employment Period to participate in all retirement, disability, pension, savings, health, medical, dental, insurance and other fringe benefits or plans of the Company generally available to executive employees. Chairman shall not be granted a bonus amount. The Company may, in its discretion, consider granting Chairman stock options at such time as the Company considers granting stock options to management employees generally; provided, however, that any such stock option award which may be granted to Chairman in the future shall be granted with an exercise price equal to the fair market value on the date of grant and provide that Chairman shall have the right to exercise the unexercised portion of any such option at any time during a period equal to the lesser of (i) five (5) years after the date of termination because of Retirement (as defined in the Sigma-Aldrich Corporation 2003 Long-Term Incentive Plan) or (ii) the remaining Term (as defined in the Sigma-Aldrich Corporation 2003 Long-Term Incentive Plan) of such stock option award.

(b)	Notwithstanding the termination of such prior employment agreement, the grants of options, restricted stock and performance bonus previously made in accordance with Section 2.3(d) and (e) of the Executive Employment Agreement between the parties dated January 1, 2003, shall survive in accordance with the terms of such grants; provided, however, that any performance bonus which may have vested thereunder shall be paid during the calendar year 2006; and further provided, however, that if the Company reasonably anticipates that its deduction with respect to such payment otherwise would be limited or eliminated by application of Code Section 162(m), the portion of such performance bonus which is nondeductible shall be deferred to the earliest date at which the Company reasonably anticipates that the deduction of such portion will not be limited or eliminated by application of Code Section 162(m).

2.4	Term.

(a)	General Term. This Agreement shall commence on January 1, 2006 and terminate on the date of the Annual General Meeting, as determined by the Board in its discretion (“Term”). The Term may be extended by the parties by written agreement for successive additional one-year periods.

(b)	Termination for Cause or Voluntary Termination. If the Chairman is terminated by the Company for Cause or if the Chairman voluntarily terminates his employment in any manner prior to the end of the Employment Period, the Chairman shall be entitled only to his Base Salary through the date of termination, but shall not be entitled to any further Base Salary or any other amounts or Benefits for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(c)	Termination Without Cause. If the Chairman is involuntarily terminated by the Company prior to the end of the Employment Period without Cause, the Chairman shall be entitled to all previously earned and accrued but unpaid Base Salary up to the date of such termination, but shall not be entitled to any further Base Salary or any other amounts or Benefits for that year or any future year, except as may be provided in an applicable benefit plan or program, or to any severance compensation of any kind, nature or amount.

(d)	No Mitigation. To the extent that Chairman shall receive compensation for personal services from employment other than with the Company subsequent to a termination of Chairman’s employment with the Company, the amounts so earned shall not be offset against the amounts (if any) due under this Agreement following Chairman’s termination of employment.

(e)	Limitation on Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by Company to or for the benefit of Chairman (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (“Code”), then the Payments due under this Agreement shall be decreased to the greatest amount that could be paid to Chairman such that receipt of Payments would not give rise to any such excise tax.

(f)	No Severance. Chairman hereby agrees that no severance compensation of any kind, nature or amount shall be payable to Chairman, and Chairman hereby irrevocably waives any claim for any severance compensation.

(g)	Death or Disability. The Company’s obligation under this Agreement terminates on the last day of the month in which the Chairman’s death occurs or on the date as of which Chairman first becomes entitled to receive disability benefits under the Company’s long-term disability plan. The Company shall pay to Chairman or the Chairman’s estate all previously earned and accrued but unpaid Base Salary up to such date. Thereafter, the Chairman or his estate shall not be entitled to any further Base Salary or other amounts or Benefits for that year or any subsequent year, except as may be provided in an applicable benefit plan or program.

2.5	Confidential Information.

(a)	Chairman recognizes that the Company is engaged in the business of research, development, manufacture and sale of chemicals, chemical products and allied activities throughout the world (the “Company’s Business”), which business requires for its successful operation the fullest security of its Confidential Information of which Chairman will acquire knowledge during the course of his employment.

(b)	Chairman shall use his best efforts and diligence both during and after his employment with the Company, regardless of how, when or why Chairman’s employment ends, to protect the confidential, trade secret and/or proprietary character of all Confidential Information. Chairman shall not, directly or indirectly, use (for himself or another) or disclose any Confidential Information, for so long as it shall remain proprietary or protectible as confidential or trade secret information, except as may be necessary for the performance of Chairman’s duties for the Company.

(c)	Chairman shall promptly deliver to the Company, at the termination of the Employment Period or at any other time at the Company’s request, without retaining any copies, all documents, information and other material in Chairman’s possession or control containing, reflecting and/or relating, directly or indirectly, to any Confidential Information.

(d)	Chairman’s obligations under this Section 2.5 shall also extend to the confidential, trade secret and proprietary information learned or acquired by Chairman during his employment from others with whom the Company has a business relationship.

2.6	Competitive Activity.

(a)	Chairman shall not, directly or indirectly (whether as owner, partner, consultant, employee or otherwise), at any time during his employment with the Company and for a period of two (2) years following his employment with the Company, regardless of how, when or why Chairman’s employment terminates, (i) engage in or invest in any business that is engaged in any work or activity that involves a product, process, service or development which is then competitive with and the same as or similar to a product, process, service or development on which Chairman worked or with respect to which Chairman had access to Confidential Information while with the Company, or (ii) otherwise compete against the Company’s Business.

(b)	Following expiration of the two-year period in Section 2.6(a) of this Agreement, Chairman shall continue to be obligated under Section 2.5 of this Agreement not to use or to disclose Confidential Information so long as it shall remain proprietary or protectible as confidential or trade secret information.

(c)	Following termination of Chairman’s employment with the Company for any reason, Chairman agrees to advise the Company of his new employer, work location and job responsibilities within three (3) days after accepting new employment if such new employment commences within two (2) years following Chairman’s termination of employment with the Company. Chairman further agrees to keep the Company so advised of any change in his employment for two (2) years following the termination of his employment with the Company.

(d)	Chairman understands that the intention of Sections 2.5 and 2.6 of this Agreement is not to prevent the Chairman from earning a livelihood and Chairman agrees nothing in this Agreement would prevent Chairman from earning a livelihood utilizing his general purchasing, sales, professional or technical skills in any of the hospitals, businesses, research or manufacturing facilities of companies which are not directly or indirectly in competition with the Company.

(e)	Chairman agrees that during his employment with the Company and for a period of two (2) years following Chairman’s termination of employment, regardless of how, when or why employment ceased, Chairman shall not in any manner or in any capacity, directly or indirectly, for himself or any other Person or entity, actually or attempt to: (i) solicit any Customer or Potential Customer of the Company for the purpose of selling any products competitive with products sold by the Company, or otherwise interfere with or take away any Customer or Potential Customer of the Company or the business of any such Customer or Potential Customer; or (ii) interfere with the Company’s relationship with any Customer or supplier of the Company.

(f)	During Chairman’s employment with the Company and for a period of two (2) years following Chairman’s termination of employment, regardless of how, why or when employment ceased, Chairman shall not, directly or indirectly, solicit for employment, hire or offer employment to, or otherwise aid or assist (by disclosing information about employees or otherwise) any other person or entity other than the Company in soliciting for employment, hiring or offering employment to, any employee of the Company.

2.7	Ideas, Inventions and Discoveries.

(a)	Chairman shall promptly disclose to the Company any ideas, inventions or discoveries, whether or not patentable, which Chairman may conceive or make (alone or with others) during the Employment Period, whether or not during working hours, and which, directly or indirectly (i) relate to matters within the scope of Chairman’s duties or field of responsibility during Chairman’s employment with the Company; or (ii) are based on Chairman’s knowledge of the actual or anticipated business or interest of the Company; or (iii) are aided by the use of time, materials, facilities or information of the Company.

(b)	Chairman hereby assigns to the Company or its designee, without further compensation, all of the right, title and interest in all such ideas, inventions or discoveries in all countries of the world except for patents currently held by Chairman developed outside of employment with the Company.

(c)	Without further compensation but at the Company’s expense, Chairman shall give all testimony and execute all patent applications, rights of priority, assignments and other documents and in general do all lawful things requested of Chairman by the Company to enable the Company to obtain, maintain and enforce protection of such ideas, inventions and discoveries for and in the name of the Company or its designee, as the case may be, in all countries of the world. However, should Chairman render any of the services in this Section 2.7(c) during a two-year period following termination of Chairman’s employment, Chairman shall be compensated at a rate per hour equal to the base salary Chairman received from the Company at the time of termination and shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering the services.

ARTICLE III

Miscellaneous

3.1 Chairman’s Representations. Chairman hereby represents and warrants to the Company that (i) Chairman’s execution, delivery and performance of this Agreement do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Chairman is a party or by which he is bound, (ii) Chairman is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Chairman, enforceable in accordance with its terms. Chairman hereby acknowledges and represents that he fully understands the terms and conditions contained herein.

3.2 Survival. Sections 2.5, 2.6 and 2.7 and Sections 3.3 through 3.12 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

3.3 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Mr. Kirk Richter

Sigma-Aldrich Corporation

3050 Spruce

St. Louis, MO 63103

To Chairman:

Mr. David Harvey

1470 East Bay Point Road

Whitefish Bay, Wisconsin 53217

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

3.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, (a) the parties agree that such provision(s) will be enforced to the maximum extent permissible under the applicable law, and (b) any invalidity, illegality or unenforceability of a particular provision will not affect any other provision of this Agreement.

3.5 Successors and Assigns. Except as otherwise provided herein, all covenants and agreements contained in this Agreement shall bind and inure to the benefit of and be enforceable by the Company, and their respective successors and assigns. This Agreement is personal to Chairman and except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by Chairman.

3.6 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

3.7 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

3.8 Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of Company, by its duly authorized officer.

3.9 Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter including, but not limited to, any prior employment and severance agreements, including the Executive Employment Agreement between the parties dated January 1, 2003 (but excluding the grant of options, restricted stock and performance bonus made in accordance with Section 2.3(d) and (e) thereof), the Employment Agreement executed by the parties on May 1, 1984 and the agreement regarding confidential information and competitive activities executed by the parties on August 30, 1982.

3.10 Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Chairman and by a duly authorized officer of the Company.

3.11 Governing Law. This Agreement shall be signed by the parties in St. Louis, Missouri. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic law of the State of Missouri, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Missouri. Any litigation relating to or arising out of this Agreement shall be filed and litigated exclusively in the St. Louis County Circuit Court or the United States District Court for the Eastern District of Missouri.

3.12 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorneys’ fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including, without limitation, Sections 2.5, 2.6 and 2.7 hereof, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

3.13 Exit Interview. To ensure a clear understanding of this Agreement, Chairman agrees, at the time of termination of Employee’s employment, to engage in an exit interview with the Company at a time and place designated by the Company and at the Company’s expense. Chairman understands and agrees that during said exit interview, Chairman may be required to confirm that he will comply with his on-going obligations under this Agreement. The Company may elect, at its option, to conduct the exit interview by telephone.

3.14 Future Employment. Chairman shall disclose the existence of this Agreement to any new employer or potential new employer which offers products or services that compete with the

Company’s Business if such new employment commences within two (2) years following Chairman’s termination of employment with the Company. Chairman consents to the Company informing any subsequent employer of Chairman, or any entity which the Company in good faith believes is, or is likely to be, considering employing Chairman, of the existence and terms of this Agreement if such subsequent employment commences (or is expected to commence) within two (2) years following the Chairman’s termination of employment with the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement this 16th day of January, 2006 and effective as of the date first written above.

SIGMA-ALDRICH CORPORATION

By:	/s/ Kirk Richter
Name:	Kirk Richter
Title:	Treasurer

CHAIRMAN

By:	/s/ David Harvey
Name:	David Harvey